Pricing Supplement No.  14           Rule 424 (b) (2)
DATED:  9/29/95                  Registration No. 33-56839
(To Prospectus Supplement dated January 17, 1995, including the Prospectus dated December 21, 1994)


$900,000,000
USL CAPITAL CORPORATION*
MEDIUM-TERM NOTES, SERIES D
Due from Nine Months to 30 Years from Date of Issue


Floating Rate Note  [x]       % Fixed Rate Note  [  ]
Global Security:    [x]  Yes  [  ]  No
Principal Amount:   $50,000,000
Settlement Date:    10/4/95   Maturity Date:  10/5/98
Interest Accrual Date: 10/4/95

New Maturity Date(s): N/A     Notice of Renewal Date(s): N/A

Issue Price:  100%

Specified Currency: U.S. Dollars
Exchange Rate Agent: N/A
Historical Exchange Rate: N/A
Redemption Dates: N/A
Redemption Price(s): N/A
Authorized Denominations (if other than denominations of $1,000 and integral multiples of $1,000 in excess thereof in U.S. Dollars): N/A

Repayment Date(s): N/A
Repayment Price(s): N/A
Interest Payment Period:  Quarterly
Interest Payment Dates:   5th day of October, January, April, July

(Only applicable to Floating Rate Notes)
Initial Interest Rate: To be determines as if October 4, 1995 were an Interest Reset Date

Index Maturity:     3 Month
Base Rate(s):  Libor
If LIBOR, Designated LIBOR Page:
     [ ]  LIBOR Reuters
     [X]  LIBOR Telerate
Index Currency:
Interest Reset Period:  Quarterly
Interest Reset Dates:   5th day of October, January, April, July

Spread (plus or minus):  +.065%
Spread Multiplier:  N/A
Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A
Calculation Agent:  As provided in the Prospectus Supplement

Original Issue Discount Note:
[  ] Yes       [X] No
(Only Applicable to Original Issue Discount Notes):
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Method to Determine Yield to Maturity and Initial Accrual Period OID:


Trade Date:    9/29/95
Name of Agent:  J. P. Morgan Securities, Inc.
Agent's Discount or Commission:  $125,000
Net Proceeds to Company:      $49,875,000

[ ] Agent is Acting as Agent for the Sale of Notes by the Company at a Price to the Public of [ ] 100 % of Principal
     [  ] ___  % of Principal

[X] Agent is Purchasing Notes from the Company as Principle for Resale to investors and Other Purchasers at:
     [  ] a fixed initial public offering price of
          100  % of the Principal Amount
     [  ] a fixed initial public offering price of
          ___  % of the Principal Amount
     [X] varying prices relating to prevailing market prices at time of resale to be determined by Agent

Cusip Number:  90330QAP9

Additional Terms: